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                                                                   EXHIBIT 99(b)


                                   CONSENT OF
                             PARTNER OF "Z" LEASING

         I, ___________________________, a general partner of "Z" Leasing Co., a Nevada general partnership ("'Z' Leasing"), do hereby consent to, approve and adopt the Purchase and Sale Agreement, dated as of May 17, 1996, between and JP Foodservice, Inc. ("JP"), pursuant to which JP will acquire all of the assets and assume all of the liabilities of "Z" Leasing (the "Z" Leasing Transaction"). As consideration for the "Z" Leasing Transaction, "Z" Leasing will receive $18 million minus the total indebtedness of "Z" Leasing at May 31, 1996 (and subject to other adjustments as specified in the Agreement and Plan of Merger, dated as of May 17, 1996, among JP, JP Foodservice Distributors, Inc., Valley Industries, Inc. ("Industries"), and the stockholders of Industries), divided by $21.01.

         The undersigned hereby acknowledges receipt of the Information Statement/Prospectus of Valley Industries, Inc., "Z" Leasing and JP.


Date:                              Signature:
     ----------------------                  ----------------------------------
                                   Name (printed):
                                                  -----------------------------

  THIS CONSENT IS SOLICITED BY R. PHILIP ZOBRIST, A PARTNER OF "Z" LEASING.